EXHIBIT 8.2

April 15, 2005

Board of Directors
Heritage Financial Group
721 North Westover Boulevard
Albany, Georgia 31701

Re:	Stock Issuance Plan as Adopted January 14, 2005 (the "Plan") Georgia Income Tax Treatment of Subscription Rights and Stock Offering

Dear Members of Board:

              Set forth below is our understanding regarding the above captioned matter and, based upon this understanding, our conclusions as to the Georgia income tax treatment of certain matters relative to the above.

              Our conclusions are made in reliance upon the federal tax opinion of Silver, Freedman & Taff, L.L.P. dated March 22, 2005, concerning the Plan, and the Subscription Offering and Stock Offering made pursuant to the Plan ("Federal Tax Opinion"). Capitalized terms used herein and not otherwise defined have the same meanings as in the Federal Tax Opinion.

              Also, our conclusions are based on the facts, assumptions and conclusions contained in the Federal Tax Opinion. We have assumed for purposes of this letter that the facts, assumptions, and conclusions set forth in the Federal Tax Opinion are true, complete, and accurate, as of the date hereof and that they will remain so as of the consummation of the Subscription Offering and the Stock Offering pursuant to the Plan, although we have not independently verified any such matters. If any fact, conclusion or assumption we have relied upon is not true, complete, and accurate in all material respects as of the date hereof or as of the consummation of the Subscription Offering and the Stock Offering, our conclusions could change.

              The discussions and conclusions which follow are based upon existing state tax law under the Georgia statutes, regulations, rulings, and administrative pronouncements as of the date of this letter, all of which are subject to change. Further, any change in applicable federal income tax law which affects the aforementioned Federal Tax Opinion could change our conclusions. We assume no responsibility to update our conclusions to incorporate any such changes occurring after the date of this letter.

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Board of Directors
Heritage Financial Group

April 15, 2005

Facts

              The relevant facts in this matter are set forth in the Federal Tax Opinion and are incorporated herein by this reference.

Receipt of Subscription Rights

              The Federal Tax Opinion asserts that Depositors will realize gain, if any, upon the receipt of subscription rights to acquire Common Stock of Stock Holding Company in the Stock Offering. The Federal Tax Opinion further asserts that any gain resulting therefrom will be recognized only in an amount not in excess of the fair market value of the subscription rights received.

The Federal Tax Opinion also states that Stock Holding Company has received, or will receive, an Appraiser s Opinion which concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers in the Subscription Offering do not have any ascertainable fair market value, since such subscription rights are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients a right only to purchase Stock Holding Company Common Stock at a price equal to its estimated fair market value, which will be the same price that shares will be offered and sold in the Direct Community Offering and/or Public Offering for unsubscribed shares of Stock Holding Company Common Stock. The Federal Tax Opinion states that since the subscription rights are acquired by recipients without cost, are non-transferable and of short duration, and afford the recipients a right only to purchase Stock Holding Company Common Stock at a price equal to its fair market value without any purchase price advantage over purchasers in the Direct Community Offering or Public Offering who do not have subscription rights, it is believed that the subscription rights do not have any taxable value at the time of distribution or exercise. Moreover, the Federal Tax Opinion further states that there is no awareness of the Internal Revenue Service asserting or claiming in any previous completed similar transaction involving a thrift institution that subscription rights have any market value at the time of distribution or at the time they are exercised. Accordingly, based upon the foregoing, the Federal Tax Opinion concludes that it is more likely than not that:

*	No taxable income will be recognized by Members including Depositors upon the distribution to them of subscription rights or upon the exercise or lapse of the subscription rights to acquire Stock Holding Company Common Stock at fair market value; and

*	No taxable income will be realized by Stock Holding Company upon the issuance or distribution of subscription rights to Members including Depositors to purchase shares of Stock Holding Company Common Stock at fair market value.

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Board of Directors
Heritage Financial Group

April 15, 2005

              However, the Federal Tax Opinion concludes that if the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Stock Holding Company may be taxable on the distribution of the subscription rights. The Federal Tax Opinion cites Section 311 of the Code in support of its conclusions. The Federal Tax Opinion further asserts that in this regard, the subscription rights may be taxed partially or entirely at ordinary income tax rates.

              The Georgia Tax Code is codified in Title 48 of the Official Code of Georgia Annotated ("O.C.G.A."). Title 48 of the O.C.G.A. is entitled "Revenue and Taxation," and § 48-1-1 of the O.C.G.A. states that Title 48 shall be known and may be cited as the "Georgia Public Revenue Code."

              Georgia has not adopted the Internal Revenue Code of 1954 or the Internal Revenue Code of 1986, as such (i.e., Georgia has not adopted the Internal Revenue Code of 1954 or the Internal Revenue Code of 1 986 as a code or as a codification of Georgia income tax law). However, Georgia has adopted certain portions of the Internal Revenue Code of 1986 as the starting point in defining "adjusted gross income" or "taxable net income" for purposes of the imposition of Georgia income tax on individuals and corporations. O.C.G.A. § 48-7-27 (Computation of Taxable Net Income) provides that the Georgia taxable net income of an individual shall be the taxpayer s federal adjusted gross income, as defined in the United States Internal Revenue Code of 1 986, less certain adjustments set forth in § 48-7-27. O.C.G.A. § 48-7-21 (Taxation of Corporations) provides that a corporations taxable income from property owned or from business done in this state shall consist of the corporations taxable income, as defined in the Internal Revenue Code of 1 986, with the adjustments provided for in O.C.G.A. § 48-7-21(b).

              There are no adjustments in O.C.G.A. § 48-7-27 (Computation of Taxable Net Income) or § 48-7-21 (Taxation of Corporations) or in the regulations thereunder issued by the Georgia Department of Revenue that result in a modification of Sections 311 or 1032 of the Code for purposes of Georgia income tax law applicable to individuals or corporations.

              Accordingly, Georgia has, in effect, adopted Sections 311 and 1032 of the Code without modification and the Georgia Department of Revenue will follow judicial precedent and administrative pronouncements of the Internal Revenue Service. Therefore, we conclude that Georgia will treat the issuance, receipt, exercise and/or lapse of the subscription rights to acquire Common Stock in Stock Holding Company in the same manner as set forth in the Federal Tax Opinion.

Issuance of Common Stock by Stock Holding Company Pursuant to Stock Offering

              The Federal Tax Opinion concludes that, pursuant to Section 1032 of the Code, no gain or loss will be recognized by Stock Holding Company upon its receipt of money in exchange for shares of its

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Board of Directors
Heritage Financial Group

April 15, 2005

Common Stock issued pursuant to the Stock Offering. As noted previously, Georgia has, in effect, adopted Section 1032 of the Code without modification and Georgia should treat the transaction in the same manner as set forth in the Federal Tax Opinion.

              No opinion is expressed as to the Georgia tax treatment of the Subscription Offering or the Stock Offering under any other provisions of Georgia law or the Code, or as to the Georgia tax treatment of any conditions existing at the time of the distribution or issuance of the Subscription Offering or Stock Offering that are not specifically addressed in our opinions previously discussed herein.

              We hereby consent to the use and filing of this opinion as is necessary to secure the approval of relevant federal and state agencies required to consummate the transactions described above.

Sincerely,